Exhibit 10.22

Date: May 6, 2009

PREMIUM SINO FINANCE LIMITED

And

WISE WORLDWIDE LIMITED

And

ERNEST KA-KUI CHEUNG

EQUITY TRANSFER AGREEMENT

1

Table of Contents

1. Definition:	1
2. Equity Assignment	3
3. Consideration for the Equity for Assignment and Payment Method	4
4. Representations, Warranties and Undertakings of the Seller	4
5. Representations, Warranties and Undertakings of the Buyer	5
6. Equity Assignment Completion Date	5
7. Confidentiality	6
8. Outstanding Issues of This Agreement	6
9. Liabilities for Breach of Agreement	6
10. Resolution of Disputes	6
11. Governing Law	7
12. Rights of the Agreement	7
13. Force Majeure	7
14. Miscellaneous	7
Annex I	10
Annex II	11

2

Equity Assignment Agreement

This Agreement is entered into by the following parties as of May 6, 2009 in Hong Kong:

(1)   Premium Sino Finance Limited (hereinafter referred to as the “First Buyer”), a limited liability company incorporated in British Virgin Islands whose domicile is at No. 58 Diqiucun, Dagang District, Tianjin City;

(2)   Wise Worldwide Limited (hereinafter referred to as the “Second Buyer”), a limited liability company incorporated in British Virgin Islands whose registered address is at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands; and

(3)   Ernest Ka-Kui Cheung (hereinafter referred to as the “Seller”) whose Hong Kong Identification Card Number is A904163(2) and whose domicile is at 20D Primrose Mansion, Taikooshing, Hong Kong.

WHEREAS:

(I)            International Petroleum Services Corporation Limited (hereinafter referred to as the “International Petroleum”), is a limited liability company incorporated as of September 10, 2007 according to the law of Hong Kong; and as of the date on which this Agreement is executed, the Target Company holds a total of 255,000 shares of International Petroleum with a face value of HK$1 per share, accounting for 100% of the outstanding shares of International Petroleum;

(II)           Superport Limited (hereinafter referred to as the “Superport”) is a limited liability company incorporated according to the law of British Virgin Islands; and as of the date on which this Agreement is executed, the Seller holds 100% of the shares of Superport; and

(III)         Tianjin New Highland Science Development Co., Ltd. (“New Highland”) is a limited liability company incorporated in Tianjin, China according to the law of the People’s Republic of China and mainly engaging in the development and application of technical services of oil and gas field development and oil exploitation; and International Petroleum holds 100% of the shares of New Highland.

WHEREAS:

The Seller desires to assign all of its equity in Superport to the Buyers according to the terms and conditions set forth in this Agreement, and the Buyers agree to receive all the equity of Superport according to such terms and conditions,

THEREFORE, all the parties hereby agree as below:

1. Definition:

1.1 In this Agreement, unless defined otherwise, the following terms shall be defined as below:

“Accounting Date”:	September 30, 2009.
“Target Equity”:

All of the outstanding shares of Superport, i.e., 10,000 shares. If Superport issues additional shares to its shareholder before the Transaction Completion Date to capitalize all or part of the loans extended from the shareholder, the outstanding shares of Superport shall also include the additional shares issued for the aforementioned capitalization.

“Target Company”:	International Petroleum Services Corporation Limited.
“Group”:	The Target Company, New Highland and their branches (Please refer to Annex I of this Agreement for the overview and the organizational structure of the Group)
“Affiliates”:	New Highland and its branches.
“Business Day”:	Any day on which banks in Hong Kong open for business (Saturdays and Sundays excluded).
“Transaction Completion”:	Completing the transaction of the Target Equity to be assigned according to Article 5 hereof.
“Transaction Completion Date”:	The third Business Day after the preconditions are satisfied or exempted.
“Transition Period”:	The period from the date on which this Agreement is executed to the Transaction Completion Date or another date agreed by all parties.
“China”:	The People’s Republic of China. For the purpose of this Agreement, China does not include Hong Kong, Macau special administrative regions or Taiwan Province.
“Hong Kong”:	Hong Kong Special Administrative Region of the People’s Republic of China.
“Management Accounts”	The un-audited balance sheet, profit and loss accounts of each member of the Group and the un-audited consolidated financial reports.
“Audited Accounts”:	Accounting statements issued by each member of the Group and audited by the accountant designated by the Buyers, including the balance sheets as of the Accounting Date.
“All Parties”:	All parties of this Agreement, while “a Party” refers to any party thereof.
“Tax”:	For China and any other region, any tax, levy, duty, charge, payment or tax lien (including any related penalty, fine, surcharge and interest).
“Warranty”:	The representations, guarantees and/or undertakings given by the Seller for the purpose of this Agreement (including but not limited to the warranties set forth in Annex II).

1.2 All the agreements and other documents mentioned herein shall refer to the related agreements or documents, as well as their contents revised, supplemented, replaced or succeeded by other agreements from time to time according to related agreements or documents.

1.3 Unless otherwise stated, all the articles and annexes mentioned herein shall refer to the articles and annexes of this Agreement; a section mentioned herein shall refer to the section contained in the article under which the section is set forth; and a paragraph mentioned herein shall refer to the paragraph contained in the section under which the paragraph is set forth.

1.4 Each party mentioned herein shall include its successor(s) and representative(s).

1.5 Any Warranty, liability or statement in this Agreement given, assumed or made by more than one person is deemed as jointly and separately given, assumed or made by such persons.

1.6 The title of any article or annex is only for the convenience of reading and shall be disregarded in the interpretation of this Agreement.

1.7 All the singular forms shall include their corresponding plural forms; and the reference to any word shall include its masculine, feminine and neutral forms.

1.8 The reference of any “person” shall include the corporate entity, non-corporate organization and partnership regardless of whether the person has the status of an independent legal person.

1.9 The reference of “in writing” or “written” shall include any means to produce or reproduce a text in a form by which the text is made readable and do not fade.

1.10 The reference of “confirmed” shall be the status of a document by which both the Seller and the Buyers have approved and executed for confirmation.

1.11 When this Agreement is interpreted,

(a) The articles falling into the same category normally are not applicable to any expression led by the word “other” and will not be interpreted in a restrictive manner, even if a sentence of such articles is stated prior to a type of actions or events; and

(b) Common expressions are not interpreted in a restrictive manner.

2. Equity Assignment

2.1 According to the provisions of this Agreement, the Seller agrees to assign the equity for the assignment held by the Seller to the Buyers as of the Equity Assignment Completion Date, as defined below, provided by this Agreement. Among others, the First Buyer shall be assigned with 90% of the equity of the Target Company, while the Second Buyer shall be assigned with 10% of the equity of the Target Company.

2.2 The Buyers agree to accept the equity assigned by the Seller according to the provisions of this Agreement.

2.3 As of the Equity Assignment Completion Date provided by this Agreement, the Buyers will become the legal owners of the equity for assignment according to this Agreement, enjoy and assume all the rights and obligations relating to the equity for assignment pro rata respectively, while the Seller will no longer enjoy any rights relating to the equity for assignment, nor assume and obligations or liabilities relating to the equity for assignment unless otherwise stated by this Agreement.

3. Consideration for the Equity for Assignment and Payment Method

3.1 The Buyers and the Seller hereby confirm that the consideration for the equity to be assigned from the Seller to the Buyers as stated in this Agreement (hereinafter referred to as the “Consideration for the Equity for Assignment”) shall be paid in cash by the Buyers to the Seller. As per the confirmation of All the Parties of this Agreement after negotiations, the Consideration for the Equity for Assignment is HK$50,000,000, of which 90%, or HK$45 million, shall be paid by the First Buyer, and 10%, or HK$5 million, shall be paid by the Second Buyer.

3.2 After this equity assignment is completed, the Seller will no longer own any equity of the Target Company, which will become an independent company 90% owned by the First Buyer and 10% owned by the Second Buyer.

3.3 All the Parties of this Agreement agree that the aforementioned Consideration for the Equity for Assignment shall be paid by the Buyers within three (3) days of the Equity Assignment Completion Date to the Seller or the company designated by the Seller

4. Representations, Warranties and Undertakings of the Seller

The Seller hereby represents, warrants and undertakes to Party B that:

4.1 The Seller has all the rights, powers and capacities necessary for executing and implementing all the obligations and liabilities under this Agreement, which will be statutorily and effectively binding to Party A upon execution;

4.2 The Seller has the lawful and full ownership over the equity for assignment, has the right to execute this Agreement and dispose all or any part of the equity for assignment; such equity and any rights relating to such equity are not subject to any preferential right or any other similar right; the Buyers will enjoy all the legal rights after the Equity Assignment Completion Date as the owners of the equity for assignment and can assign and dispose such equity according to the law and will not be subject to any guarantee or pledge, or any right of any other third party except for the Articles of Association of the company and the Chinese law.

4.3 The Seller has already disclosed to the Buyers all the facts relating to the company that will affect the execution of this Agreement or changing the original meaning of any articles of this

Agreement once being disclosed; and

4.4 The Seller will jointly and appropriately settle with the Buyers any outstanding issue in the course of the assignment of the properties stated in this Agreement according to related laws and in line with the spirits of related policies.

5. Representations, Warranties and Undertakings of the Buyer

The Buyers hereby represent, warrant and undertake to the Seller that:

5.1 The Buyers have adequate rights to engage in the equity assignment stated in this Agreement and have already obtained all the legal rights and authorities to execute and implement this Agreement; once being executed, this Agreement will be statutorily and effectively binding to Party B;

5.2 The Buyers will strictly comply with the provisions of this Agreement, and duly pay the Consideration for the Equity for Assignment to the Seller in full; and

5.3 The Buyers will jointly and appropriately settle with the Seller any pending issue in the course of the assignment of the properties stated in this Agreement according to related Chinese laws and in line with the spirits of related policies.

6. Equity Assignment Completion Date

The assignment of the equity for assignment stated in this Agreement shall be completed on the date on which all the following conditions are met and which is the Equity Assignment Completion Date:

6.1 This Agreement has been legally and officially executed by All Parties of this Agreement or their authorized representatives;

6.2 This Agreement has been officially approved by the shareholders’ meeting of the Target Company, including:

(a) Approving the arrangements for this Agreement and related issues; and

(b) Fully authorizing and enjoining the directors of the company to actively apply to competent authorities and proceed with the issues relating to the change of the equity assignment under this Agreement.

7. Confidentiality

Unless otherwise provided by any law or regulation of China or Hong Kong, any articles of association, or any law or regulation of the jurisdictions of the domiciles of the Buyers or otherwise agreed in writing among All Parties of this Agreement, any party shall not disclose any content relating to this Agreement to any party other than the parties of this Agreement without the consent of other parties of this Agreement before the equity assignment stated in this Agreement is completed.

8. Outstanding Issues of This Agreement

All Parties of this Agreement agree that, after this Agreement is executed, they will negotiate all the outstanding issues of this Agreement and, before the Equity Assignment Completion Date, reach a supplementary agreement, which will form an integral part of this Agreement.

9. Liabilities for Breach of Agreement

Any of its representation, Warranty or undertaking in this Agreement or any article of this Agreement violated by any party constitutes a breach of agreement. The defaulting party shall comprehensively indemnify the observant party for its losses in full, including but not limited to the costs and expenses directly or indirectly incurred by the breach of agreement of the defaulting party to the observant party (including but not limited to the litigation costs, arbitration costs and lawyer’s fees reasonably paid therefor by the observant party).

10. Resolution of Disputes

10.1 Any dispute arising from or relating to this Agreement shall be resolved among All Parties of this Agreement through friendly negotiations and shall be brought for arbitration in case such dispute cannot be resolved through friendly negotiations among All Parties of this Agreement within thirty (30) days of the occurrence of the dispute.

10.2 Any dispute arising from or relating to this Agreement shall be brought to the China International Economic and Trade Arbitration Commission and arbitrated according to the arbitration rules of the commission effective at the time. The award is final and binding to All Parties of this Agreement. The venue of the arbitration is in Beijing City of China.

10.3 According to related laws, any article of this Agreement arbitrated as invalid by an arbitral tribunal does not affect the validity and implementation of other articles hereof.

11. Governing Law

The execution, validity, interpretation, implementation and dispute resolution of this Agreement are governed by the related laws of Hong Kong.

12. Rights of the Agreement

Without the consent of the other party of this Agreement in writing, any party shall not assign the rights that the party enjoys under this Agreement. Both successors of All Parties of this Agreement and the approved assignees shall be bound by this Agreement.

13. Force Majeure

13.1 “Force Majeure” refers to any event that cannot be reasonably controlled, foreseen or avoided, even if foreseen, by All parties of this Agreement and that impedes, affect or delay any party’s implementation of all or part of its obligations. Such events include but are not limited to earthquakes, typhoons, floods, fires, other natural disasters, wars, riots, strikes or any other similar event.

13.2 In case of any Force Majeure event, the party suffering the event shall immediately advise the other parties with its fastest method, provide a testimonial explaining the details of the related event and the reasons for failing to implement, or partially failing to implement, or delaying the implementation of this Agreement. Then, All Parties of this Agreement shall negotiate to decide whether to delay the implementation of or to terminate this Agreement.

14. Miscellaneous

14.1 Notice

All notices, consents, requests, instructions and other communications provided by this Agreement shall be in written form. Such notices, consents, requests, instructions and other communications shall be deemed as having been effectively sent out, made and delivered (a) when delivered by a specific person, (b) forty-eight (48) hours after being sent out in a confirmed or registered mail with the postage prepaid. Besides, the following addresses shall be used before any other address is designated:

In case the communication is addressed to the First Buyer — Premium Sino Finance Limited

Address: No. 58 Diqiucun, Dagang District, Tianjin City

Attention to: Liu Qingzeng

Tel. no.: (86) 136 6216 4418

Fax no.: (86 22) 6331 2003

In case the communication is addressed to the Second Buyer — Wise Worldwide Limited

Address: Flat A, Block 1, 32/F, Victoria Centre, 15 Watson Road, North Point, Hong Kong

Attention to: Xu Bin

Tel. no.: (852) 9166 2000

Fax no.: (852) 2510 0997

In case the communication is addressed to the Seller — Ernest Ka-Kui Cheung

Address: 20D Primrose Mansion, Taikooshing, Hong Kong

Tel. no.: (852) 5134 5047

The Buyers and the Seller agree and confirm that, if the Seller sends a notice to either Buyer according to the provisions of this Agreement, the Seller will be deemed as having sent the same notice to the other Buyer.

14.2 All Agreements and Texts

This Agreement provides that all the agreements between the Seller and the Buyers relating to the transaction contemplated by this Agreement supersede any and all prior oral and written agreements and understandings among All Parties relating to the transaction contemplated by this Agreement.

14.3 Revision

This Agreement can only be revised or amended by official legal written documents executed between the Seller and the Buyers.

14.4 Assignment

The Seller hereby agrees that the Buyers can assign their rights and obligations under this Agreement to another company designated by the Buyers provided that the Buyers shall always have the obligation to urge the company to complete its purchase of the Target Equity in the manner contemplated by this Agreement. Unless inconsistent with any content or express provision of this Agreement, it is the obligation and liability of the Seller to quote all the obligations and liabilities to the Seller.

14.5 Costs and Taxes

The Buyers and the Seller agree to bear their stamp duties payable respectively for the assignment of the Target Equity. Besides, in addition to the range provided by this Agreement, All Parties shall pay their own taxes and legal, accounting, financial advisors’, valuators’, technical experts’ and other similar fees incurred by the transaction contemplated by this Agreement respectively.

14.6 Announcement and Secrecy

All Parties of this Agreement agree to keep the contents of this Agreement in secret. All the notifications to third parties and all other disclosures and publicity relating to the issues contemplated by this Agreement shall be jointly planned, coordinated and carried out by both the Seller and the Buyers except for the information required to be disclosed to any Chinese regulator, Hong Kong Exchanges and Clearing Limited or any other governmental agency or professional advisor. Without the prior consent by the other parties in writing, any party shall not unilaterally disclose any such information or launch any publicity. All Parties agree to appropriately cooperate with the other parties and to comply with all applicable laws.

14.7 No Waiver

Any failure or delay of exercising any power, right or privilege under this Agreement by any party of this Agreement does not constitute any waiver of such power, right or privilege. Any separate or partial exercise of such power, right or privilege does not exclude the exercise or the further exercise of such power, right or privilege or any other power, right or privilege.

14.8 Severability

If any article of this Agreement is deemed as invalid or unenforceable, unless such invalidity or unenforceability violates, in nature, the significance of the general intent or remnant part of this Agreement, such invalidity or unenforceability shall not affect the validity or enforceability of any other article of this Agreement in any way except for the case in which the article having been determined as invalid or unenforceable constitutes an integral part of this Agreement or cannot be expressly severed from this Agreement. Such invalidity or unenforceability shall not affect the valid or enforceable application of any other article, each of which is deemed as valid, enforceable, or having been implemented, made or applied in a way and within the entire range permitted by the law.

14.9 Text

This Agreement is in Chinese and is executed by All Parties in as many copies as required. Any copy executed in such a way is deemed as an original and binding to All Parties.

14.10 Legal Opinions to the Seller

The Seller confirms that it has already consulted the professional opinions of its counsel regarding this Agreement.

Annex I

Basic Information of All Members & Existing Shareholding Structure Chart of the Group

Annex II

Warranty

The Seller hereby individually and jointly warrants, represents and undertakes to the Buyers that all the information contained in Annex I and the following issues are truthful. Such warrant, representation and undertaking will be continuously made as of the date on which this Equity Assignment Agreement is executed. For the purpose of this Annex, unless otherwise indicated, the word “Group” refers to all members shown in the Structure Chart of Annex I, and “Company” refers to the Target Company.

1. Assignment of Target Equity

(1) The Target Equity accounts for 100% outstanding shares of the Target Company and has been paid up in full. The Seller is the legal and beneficial owner of the Target Equity.

(2) The Seller is the sole beneficial owner listed in the Target Equity breakdown and has the right to dispose all the equity that the Seller holds, including selling and assigning the complete legal and beneficial ownership of all the Target Equity that the Seller holds to the Buyers.

(3) The Target Equity is not subject to any subscription right, purchase right, mortgage, charge, pledge, lien or any other form of hypothecation, pledge or encumbrance, or subject to such encumbrances. No agreement or undertaking on providing or setting up the aforementioned encumbrances has been made. Any related person that can enjoy any right that is not waived or satisfied hereinabove has not made any claim for such right.

(4) The Equity in New Highland held by the company is not connected with any subscription right, purchase right, mortgage, charge, pledge, lien or any other form of hypothecation, pledge or encumbrance, or subject to such encumbrances. No agreement or undertaking on providing or setting up the aforementioned encumbrances has been made.

(5) The changes of New Highland since its incorporation have gone through related legal procedures provided by the effective Chinese laws and regulations at the time. All the governmental approvals, permits and confirmations that shall be obtained have been acquired and are lawful and valid.

(6) The equity of New Highland held by the company has gone through related legal procedures provided by the effective Chinese laws and regulations at the time. All the governmental approvals, permits and confirmations that shall be obtained have been acquired and are lawful and valid. The cooperation agreement is lawful and valid in all aspects.

(7) The amount of the target shareholder loan equals the amount of all the loans owed by the

Target Company to the Seller as of the date on which this Agreement is executed. The target shareholder loan bears no interest and is not subject to any pledge, priority or encumbrance in any form.

2. Seller

(1) The Seller has the disposing capacity to execute and implement the transaction under this Agreement and fulfill the obligations under such transaction. The Seller has obtained the approval of its shareholders and board of directors to execute and implement the transaction under this Agreement and fulfill the obligations under such transaction.

(2) The obligations provided in this Agreement that shall be borne by the Seller are lawful, valid and binding. The Seller shall implement and fulfill its obligations under this Agreement according to its terms and conditions.

(3) The execution and implementation of this Agreement by the Seller do not breach any related law, rule, agreement or regulation or any obligation, either contractual or in any other nature, that is binding to the Seller or any of its assets.

(4) Prior to this transaction, the Seller is an independent third party other than the Buyers and their associates. In this transaction, the Seller has not obtained or strengthened its control over the Buyers through active cooperation with any other seller, and prior to this transaction, the Seller has not engaged in any other transaction with the Buyers, either directly or indirectly.

3. Accurate and Adequate Documentation

(1) The articles of association of the Group delivered by the Seller to the Buyers are thorough and accurate. All the meeting resolutions and other documents are attached to the related articles of association according to the provisions of the law and thoroughly set forth the rights and restrictions given to the company regarding all sorts of equities.

(2) The accounts, books, classified accounts, financial and any other type of records are appropriately saved according to common business practices and are kept and managed by the company. All the transaction materials relating to the business of the company are also appropriately and correctly recorded in related documents. As of the date on which this Agreement is executed, the information stated or reflected in any related account, book, classified account, financial and any other type of records have not had any serious error of any nature or discrepancy in meanings, and can truthfully and fairly reflect the financial, contractual and business status of the company.

(3) All the information contained in this Agreement, including the recital, and all the documents, materials and information provided by the Sellers to the Buyers are truthful and accurate and are not misleading in all aspects and at any time.

(4) All the information in writing provided by the Seller, the senior staff and employees of the Group, the professional consultants of the Seller and the counsel of the company in the course of negotiation before the execution of this Agreement are truthful and accurate at the time of being provided, i.e., as of the date on which this Agreement is executed.

4. Incorporation, Approval and License

(1) The Group is a limited company legally incorporated and registered and effectively existing in Hong and/or China. To engage in its related business, the Group has all the powers and authorities required for possessing all the assets of the Group, and all the certificates and approvals necessary for engaging in such business.

(2) The Group has gone through all the necessary filings and registrations at local registration authorities or industrial and commercial administrations.

(3) The Group is the legal owner of all licenses and certificates, which shall not be attached with any pledge, lien, creditor’s right, equity or any other form of rights or claims for rights. According to the knowledge of the Seller, such licenses and certificates of the Group have not been challenged or objected by any administrative authority or any third party.

(4) The business agreements executed reached between Beijing Along  and Beijing China Power Information Technology Co., Ltd. of China Electric Power Research Institute  and other parties are in line with the provisions of all related Chinese laws, regulations and regulatory documents in all aspects at the time at of the execution and the completion of the execution of this Agreement and are legal, valid and can continue being implemented.

(5) There exists no fact or issue that might have any serious negative impact on the Group’s operation of its business or maintenance of its licenses and certificates.

(6) The licenses and certificates of the Group are valid, viable and will not be cancelled.

(7) The existing performance of the Group is still in line with the rules and indicators set by licenses and certificates. Moreover, if the group needs to re-apply for such licenses and certificates at present or in the future, the Group can still obtain such licenses and certificates.

(8) There exists no fact or issue that will or might have any serious negative impact on the Group’s passing all the review and approval formalities to receive and maintain related licenses and certificates after the equity assignment.

(9) New Highland has legally acquired and possesses such certificates as New and Hi-tech Enterprise Permit under the name of New Highland according to the related Chinese laws and regulations. All taxes and charges for New Highland to acquire the aforementioned certificates have been paid in full and in due course. At its own discretion, New Highland can engage in its business within the business scope thereof without any restriction or third party right and interest. Upon the expiry of such certificates, the extension and renewal will not face any legal obstacle.

5. Compliance with the Law

(1) the Group complies with the law in terms of all key issues, including (a) the articles of association and other documents of incorporation of the Group, including all the resolutions that have been passed or are announced of having been passed, (b) the documents that have to be approved by competent Chinese governmental agencies or registration authorities or filed with other applicable regulators as provided by related applicable laws, (c) the distribution of interests, dividends and other distributions, (d) directors and other senior staff and (e) all related legal procedures and provisions for the normal operation of the Group, and has gone through all official formalities therefor.

(2) Within their authorities, the Group and its executives have not had or been aware of any serious breach any law or regulation that might affect the Group or the business of the Group.

6. Management Accounts

(1) Management Accounts:

(i) Are developed according to the methods approved by and in line with the Chinese or Hong Kong accounting standards;

(ii) Are thorough and accurate in all key items, in particular, have explained in detail all the debts as of the date on which this Agreement is executed, or have made appropriate provisions for or added remarks according to related good accounting practices to all deferred or unconfirmed liabilities, either liquidated or not liquidated;

(iii) Can truthfully and fairly reflect the financial and business status of the Group as of the Accounting Date and the performance report for the fiscal years ended at the related dates; and

(iv) Are not subject to any unusual or irregular items that have not been disclosed in the management accounts.

(2) Management accounts have been developed according to the generally accepted accounting principles in China and Hong Kong that are generally applied by certain companies engaging in the same type of business as the Group.

(3) The Group has not discovered any outstanding tax liability in any form that has not been recorded in the management accounts.

(4) Unless having disclosed to the Buyers, the Group has not made any undertaking in terms of capital or been involved in any plan or project requiring Capex.

(5) All the businesses and assets that the Group owns and that are included or appear in the management accounts are not subject to any encumbrance and are kept or managed by the Group.

(6) The Group has not held any pledge, including any guarantee or indemnification. According to their terms, such pledges, if any, are invalid or unenforceable to the assignors of any related pledge.

(7) All financial arrangements relating to and involving the Group:

(i) The Buyers have been provided with all related details and copies of all related documents, which are truthful and correct;

(ii) No related applicable law or regulation is breached or broken;

(iii) No action has been taken or threatened to be taken regarding the enforcement of any encumbrance;

(iv) All the aforementioned financial arrangements have full force and effect and have not made any change to the terms or conditions of any related arrangement;

(v) No action or omission of any issue will affect or impair the aforementioned financial arrangements, which have the full force and effect or the continuity of the borrowing convenience; and

(vi) The aforementioned related arrangements are not determined by any guarantee or pledge provided by any third party.

(8) Total borrowings of the Group:

(i) For those borrowed from banks, the total amount shall not exceed the upper limit of the overdraft services for the Group; and

(ii) For those borrowed from other sources, the total amount shall not exceed the upper limit stated in the articles of association of the Group or any other deed or document binding to the Group.

(9) In order to be able to continue running its business with its current operating method and revenue level, and to implement and fulfill the obligations under all the orders, projects and other covenants received or contracted by the Group, the Group has prepared adequate working capital from the credit lines currently granted to the Group.

7. Audited Accounts

Audited accounts:

(a) were prepared according to applicable laws and the generally accepted accounting principles, standards and practices in China or Hong Kong and are in line with the basis of the audited financial statements of the Group for the three years ended at the Accounting Date; and

(b) Truthfully and fairly reflect the affairs and financial status of the Group and the performance results of the Group during the financial period ended at such date.

8. Issues from the Accounting Date

Except for those that have been disclosed to the Buyers in writing, from the Accounting Date to the Transaction Completion Date:

(1) The financial status and prospects of the Group have not had any important negative change. The Group has not distributed to its shareholder any profit in any form. If the Group plans to distribute to its shareholder any profit in any form, the prior consent of the Buyers shall be obtained. The Group has not entered into any agreement beyond the scope of its routine business or incurred any debt; the Group has not incurred or made any Capex or capital undertaking in an amount exceeding RMB100,000, or disposed any asset the total amount of which exceeds RMB100,000;

(2) The Group has not gone through any capital restructuring or changed its capital structure except for the case in which the assignees have been advised in writing before the date on which this Agreement is executed;

(3) Group has not passed any resolution on the level of the board of directors, or made any guidance to or carried out any management over the affairs of the Group that might significantly make the net asset value of the Group reduce. Besides, the Group has not announced, issued or engaged in any dividend distribution or any other profit distribution, or planned to carry out any of the aforementioned activities;

(4) The settlement date of the fiscal year of the Group is September 30 and will remain unchanged. Meanwhile, the assets and liabilities reflected by the management accounts have not had any essential change, either actual or contingent;

(5) There has existed no event the occurrence of which enables any third party to have the right (whether a notice is requested to be issued or not) to request any repayment for any debt prior to its normal due date;

(6) In the course of running its routine business, the Group has been operating its business in the same mode as the Group did in the past, including the nature and the scope, has not increased the value or any fixed asset or stock, written off any debt, or entered into any unusual or abnormal contract;

(7) For the assignment of any asset (including stock) or the provision of any service or lease or tenancy of (or the issuance of any license for) any types of business facilities (including any loan or property, either tangible or intangible), the Group, under the circumstances at the time of such assignment or provision and after factoring in all taxes, has not actually collected any consideration lower than the amount that should have been received by the Group for such assignment or provision.

(8) There has existed no event the occurrence of which will incur any tax liability to the Group for any projected (not actual) income, profit or earning, or cause the Group to pay any tax that should be directly or mainly collected from or attributable to other persons, companies or groups, or to bear such tax liability;

(9) Unless having been disclosed to the Buyers, the remunerations (including bonuses) and benefits of each executive and employee of the Group have been normally distributed according to the internal approval procedures implemented by the Group and have not been increased. Meanwhile, the Group has no obligation to raise the remunerations of such senior staff or employees at any time in the future (regardless of whether there exists any retroactive force). In addition, the Group has not paid and will not pay any benefit in any form other than reasonable remunerations and benefits;

(10) The Group has not cancelled, waived, discharged or interrupted any right, debt or claim; and

(11) For any book debt that has appeared in the management accounts and already been realized from the date thereof, and any other book debt that occurs from such date, the realized amount is not less than the one appearing in the management accounts; and the amount of any book debt occurring after such date is not less than the face value thereof.

9. Contracts, Undertakings, Financial and Other Arrangements

(1) Unless the Seller discloses otherwise in writing, from the Accounting Date, the Group has not

(i) Failed to advise any director or employee of the termination of his service contract on a real time basis or with any reasonable advice (other than in writing) that will not incur any indemnification or remedy (statutory severance pay excluded);

(ii) Had any agreement or arrangement allowing the Group or any member thereof to participate in any profit distribution, stock incentive plan, stock subscription right, incentive remuneration or employee bonus payout;

(iii) Had any liability or arrangement for paying pensions, remunerations, annuities or benefits,

or any similar liability or arrangement to make any person benefit therefrom; the layoff indemnification has not been paid to the corresponding employees due to a shortage of capital, and the final statements of such employees are deemed as the undertaking of the Group to them;

(iv) Been obliged to bear any actual or undetermined obligation for any agreement reached in any of the following situations (whether reached in the form of hypothecation, indemnification, guarantee, representation or any other form);

(a) Any assignment of its asset or business (or any part thereof), but not including the usual assignments in the routine and due trade operations by the date on which this Agreement is executed; and

(b) Any other person’s liabilities;

(v) Participated in any long-term contract of a non-trade nature or any contract including any unusual, unreasonable, complicated or demanding term, the disclosure of which is expected to influence any buyer that decides and prepares for purchasing any or all related equity with a valuable consideration;

(vi) Negotiated any price or executed any agreement based on the independent interests of any member of the Group;

(vii) Had any important arrangement (made in the contractual or any other form) with any party in the negotiation that will or may be terminated or that will or may incur any serious or damaging impact for selling any related equity or complying with any other provision of this Agreement;

(viii) Had any contract significantly restricting the Group from freely running its existing business at any place;

(ix) Directly or indirectly participated in any agreement or arrangement that can be deemed as a connected transaction according to the security listing rules of Hong Kong Exchanges and Clearing Limited.

(2) The Seller has not been aware that any major agreement in which the Group has participated is invalid or there exists any reason for terminating, canceling, annulling or stop implementing such agreement.

(3) No asset of the Group is subject to any charge, hypothecation or any type of third party rights; and the Group has not agreed to establish or allow the occurrence of any of the aforementioned rights.

(4) The Group has not borne any obligation or been involved in any contract that cannot be implemented or fulfilled in due time without incurring any unreasonable or irregular expenses or efforts.

(5) The Group has not been involved in any agreement relating to any loan, bond, guarantee, indemnification or letter of credit, or any sales agreement relating to any lease, tenancy, hire purchase, credit sales or any conditional sales agreement, borne any current or future obligation under any aforementioned agreement, or entered into any contract or undertaking that requires, or is likely to require, the Group to be involved in certain obligations or expenses, either irregular, abnormal in nature or huge.

(6) The Group has not been involved in any agency, distribution or management agreement, or any agreement or arrangement that restricts the Group from running any business (even if such agreement is approved by the articles of association of the Group or allowed by the law, the Group may still operate in any place around the world in a manner that the Group considers appropriate).

(7) The Group has not made any application for any bid, invitation to bid, sales or service recommendation, as certain related applications that after being accepted, may incur losses to the Group.

(8) The Group has not been involved in any marketing, purchase, franchising or licensing agreement.

(9) The Group has not executed any contract exceeding the normal demand of the Group’s operation or with a value of more than RMB100,000 for purchasing or using any material, supply or equipment.

(10) Except for the guarantees and warranties implied by the law, the Group has not made any guarantee, warranty or representation for the goods or services that the Group provides or has agreed to provide, or accepted any liability or obligation applicable after providing any goods or service. In its business, the Group may be involved in after-sales warranties and rebate agreements, e.g., guaranteed replacement and maintenance in the after-sales services.

(11) The contracts, obligations, agreements, arrangements and agreed activities with the Group as one party thereof and binding to the Group, and the businesses engaged in by the Group have not been subject to any invalidity, unlawfulness or unenforceability or any registration or notification activity under any law or regulation, or breached any law or regulation.

(12) The execution, delivery and implementation of this Agreement will not result in any breach, cancellation or termination of any agreement or undertaking, or cause the Group become a party thereof, or produce any possible binding or influential force to the Group or its properties or assets, or lead to increased obligations under any loan agreement, or breach any law, rule or regulation of any administrative authority or governmental agency, or affect the terms or conditions of any order, writ, injunction or decree of any court, administrative organ or governmental agency, or constitute any breach of the content thereof.

(13) There exists no agreement relating to the Group that will be terminated or has been terminated due to any change to the control over the Group or the constitution of the board of directors of the Group, or cause any person’s rights under such agreement to be essentially and negatively affected.

(14) The Group is not a target for any official investigation or inquiry. Meanwhile, there exists no fact that may lead to such investigation or inquiry.

(15) According to due and prudent inquiries and the Seller’s knowledge, awareness and belief, the Group has complied with all applicable laws and regulations in its operations; the Group, or any of its director, senior staff members, employees or agent connected to the Group has not committed any crime, engaged in any act of tort, or breached any law, agreement, regulation, rule, or any requirement or condition of any other obligation relating to the Group or the operation of its business; provided that the general applicability of the aforementioned content is not affected, the Group has obtained all the registrations, permits and consents necessary for possessing its assets and running its business, which exist and will continue existing effectively; and all guarantors have not had any knowledge or had any reason to believe that any of such registrations, permits and consents shall be terminated, cancelled or annulled (regardless of whether such termination, cancellation or annulations arise from the sale and purchase of the equity for assignment under this Agreement).

(16) Except for authorizing its employees to execute regular trade contracts in the course of the normal implementation of their functions, the Group has never made any outstanding or valid entrustment or authorization, either express, implied or nominal, to any person to make him represent the Group to execute any contract or make any undertaking.

10. Intellectual Property

(1) The Group owns all the intellectual properties required for running its business, which are valid and registered (if applicable). After the date on which this Agreement is executed, no intellectual property will become invalid; and the registration of no intellectual property will need to be renewed.

(2) The Group has not allowed any third party to use any intellectual property of the Group and does not need to make any disclosure to or provide any technical support to any third party on any intellectual property.

(3) The Group has not breached any intellectual property right of any third party in normal operations and is not subject to any royalty or fee for the use of any intellectual property.

(4) The registration fees and other costs for the Group to hold and use intellectual properties have been paid in full. No intellectual property will be cancelled or annulled resulting from the failure of payment for any related charge.

(5) The Group did not use or need to use any intellectual property by breaching any intellectual property or spiritual right of any third party within three years of the date on which this Agreement is executed.

(6) The Group has not disclosed any technique or confidential information to any third party.

11. Insurance

(1) According to the requirements of Chinese or Hong Kong laws, and with reference to the amount and range that the business of the Group shall be covered, the Group has already bought and maintained an effective insurance scheme, paid all the premiums due in full of the related insurance policies, and comprehensively implemented and complied with all the other major conditions of the related insurance policies. Meanwhile, no action or omission has made or might make the aforementioned policies become invalid. The related policies are not subject to any special or unusual term or condition, and do not require the payment of any premium above the normal tariff level to become valid.

(2) No claim made by any insurer or insured according to the aforementioned policies is still pending. Meanwhile, no claim made by any third party against the Group concerning any risk covered by any related policy (any policy ever held by the Group) is pending.

(3) (After reasonable inquiries), the Seller has not been aware of any situation in which the Group will be entitled to make any claim based on any of the aforementioned policies. Meanwhile, the Seller has not had any knowledge of any situation in which the insurer needs (or might need) to be notified under any of the aforementioned policies.

12. Litigation

Except for those that have been disclosed to the Buyers, the Group has not been involved in any major litigation or arbitration, or any administrative, criminal or other litigation, either as the plaintiff or defendant, or in any other identity. Meanwhile, no litigation, administrative, criminal or other litigation that is unsettled, threatens to be made or is contemplated is against the Group. According to the knowledge of the Seller (after making reasonable inquiries), no fact or situation so far will lead to any of the aforementioned litigation or arbitration, or administrative, criminal or other litigation, or lead to any litigation against any (either former or existing) director, senior staff member or employee, by which the Group has to bear legal liabilities for any action or delinquency.

The Group does not have any dispute with any of its customers, suppliers, employees or senior staff members regarding the purchased or supplied goods or services, plants or machines, obligations or work, or any loss, damage or injury resulting therefrom.

13. Insolvency

(1) No receiver has been appointed to take over all or part of the assets or businesses of the Group.

(2) No submission of any application, issuance of any court order or approval of any meeting resolution needs to liquidate or dissolve the Group or any member thereof.

(3) The Group has not interrupted any payment or gone bankrupt, or become insolvent.

(4) No unsatisfactory verdict against the Group is yet to be enforced.

14. Delinquency

The Group has not discovered that it has engaged in any criminal or illegal activity or any activity that has not been approved, or has to bear legal liabilities therefor. The Group has not breached any liability, regardless of whether the related liability is provided or imposed by laws, regulations, contracts, or other rules.

15. Tax Filing

(1) With reference to the annual tax assessment statements from the incorporation of the Group to the date on which this Agreement is executed, the Group has filed or arranged to file appropriately all tax returns, and has provided or arranged to provide all tax authorities (in Hong Kong or elsewhere) with all the materials that need to be prepared or provided on tax issues. The Group has not had any dispute with any competent tax authority on any tax arrear that the tax authority can pursue to collect from the Group, any collection liability or potential liability (including fines and interests in certain specific cases), or any tax deduction or exemption that can be granted to the Group, failed to settle such issues, or expected that such disputes or failures will occur.

(2) The Group has also kept complete records of the events occurring within seven (7) years of the Transaction Completion so as to calculate the tax liabilities, deductions or exemptions resulting from the assignment or sale of any asset already existing on the date of the management accounts or from the purchase of any asset from the date of the management accounts.

(3) The Group has already submitted all claims and disclaimers that are deemed as being made for the accounts and management accounts.

16. Stamp Duty and Other Taxes

(1) The Group has paid all the taxes according to Hong Kong and Chinese laws and regulations on time. There exists no unpaid tax payable by the Group according to the requirements of Chinese laws and regulations.

(2) Prior to the date on which this Agreement is executed, the Group or any of its directors or senior staff members has not paid or been requested to pay any fine, penalty, surcharge or penalty interest connected to any tax.

(3) The Group has fully complied with the requirements on withholding taxes provided by Hong Kong and Chinese tax collection laws and regulations.

(4) The Group has no tax liability (either actual or contingent) or any liability for any interest, penalty or charge incurred by any tax in Hong Kong or China which has not been thoroughly or completely disclosed in the accounts.

17. Employment

(1) No (existing or former) employee or expert or consultant has filed any claim, labor dispute or arbitration against the Group.

(2) All and any compensations or severance pay that the Group shall make for any job loss, mistaken dismissal, job reduction, or unreasonable lay-off have been recorded in the accounts or management accounts in detail.

(3) The Group has paid all statutory social security funds (including the pension, unemployment insurance, maternity and medical insurance and other funds (if any), such as the housing mutual fund, retirement and welfare funds or schemes) according the Chinese laws applicable to all the employees of the Group. Except for the pension and other statutory mutual funds and insurances that the Group shall pay according to the law, the Group does not make any payment for retirement, death, disability, any employee reaching a designated age or a designated number of service years or termination of employment, or guarantee to bear any liability, either actual or undetermined, for the aforementioned benefits.

(4) No contribution, tax or other levy that the Group shall pay to any governmental agency or regulator of any jurisdiction for employing or recruiting any person has not been paid yet.

(5) The details of the remunerations granted to the directors and senior staff members provided to the Buyers are complete and correct. Except for those disclosed in the management accounts, the Group has not revised the employment terms of any person whose remuneration exceeds the aforementioned amount.

(6) For each employee (and former employee), the Group has complied with all Chinese laws, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders and verdicts relating to employees’ working conditions (including but not limited to the provisions of laws on the minimum wage and compensations for overtime work), and with all the provisions of Chinese laws and regulations in respect of its relations with its employees (or former employees, as the case may be), or any trade union, employees’ organization or any other organization representing all or part of such employees).

(7) There has been no dispute between the Group and the majority or any group of employees (or any trade union, employees’ organization, or any other organization representing all or part of such employees) over the past three (3) years, and exists no situation that might lead to such disputes.

(8) The Group has no pending obligation for any accident, injury or disease of any employee thereof (regardless of whether connected to work).

(9) According to the Knowledge of the Seller, no management or senior employee of the Group plans to quit the Group due to this equity assignment or any other performance of the terms of this Agreement.

18. Power of Attorney

Except for the authorizations allowing the employees of the Group to execute routine business contracts within the scope of the normal authorities of such employees, no power of attorney or other competency document issued by the Group for authorizing any person to enter into any contract or undertaking on behalf of the Group (either in an express, implied or evident manner) is yet to be implemented or still has any legal effect.

19. Deductible, Exemptible and Withholding Taxes

The Group has already made all the tax deductions and exemptions that it has the right to enjoy from all the taxes that shall be filed and already filed all the deducted and exempted amounts with competent authorities.

20. Interests in Groups, Partnerships and Joint Ventures

Except of those listed in Annex I, the Group holds no interest in the equity of any partnership or joint venture

21. Properties

(1) Issues relating to lease agreements are as below:

(a) All lease agreements are appropriate, have legal force and effect, are still valid, and will not become invalid or can be made invalid in any aspect;

(b) All covenants, liabilities, conditions and restrictions imposed on the Group according to any lease agreement have been appropriately complied with and implemented appropriately and on a real time basis;

(c) The rents and other costs that need to be paid under all lease agreements have been paid on time on the due date. No rent has already been prepaid before the due date;

(d) Neither the Group nor any of its members has ever granted any waiver on any covenant, liability or restriction that a tenant shall comply with or implement under a lease;

(e) The Group has not collected any assignment fee or reached any agreement thereon;

(f) The Group has not reached any agreement on or been involved in any mutual guarantee, undertaking, waiver, change or modification relating to any lease;

(g) According to the knowledge and belief of the Seller, the tenant has not breached any covenant, condition, liability or restriction imposed thereon according to any lease agreement;

(h) The Group has acquired all the consents (if any) required for approving a lease from the mortgagee of the underlying property and added related terms in the corresponding lease agreement;

(i) All lease agreements have been appropriately registered;

(j) The terms, option of extension and the detailed rules on all the rents and deposits that are and need to be paid of each lease agreement shall be thoroughly and correctly disclosed to the Buyers;

(k) The rent that a tenant shall pay under a lease agreement is not at a stage in which an adjustment is considered; and no reconstruction or refurbishment of a building is ignored in the adjustment to a rent;

(l) Except for those that have been disclosed to the Buyers before the transaction is completed, there exist no other options to renew any lease agreement or being exercised;

(m) In each lease agreement, there does not exist any unusual condition or any option allowing a tenant to purchase any part of any property;

(n) All moving notices that shall be delivered to a tenant so as to terminate such lease agreements (or any one of them) and allow the Group to have the right to collect the right of possession of the related parts of such properties upon the expiry of the validity term of such lease agreements and other lease termination notices provided by laws and regulations, if any, (hereinafter referred to as the “Notice”) have been appropriately filled out and delivered appropriately in due time.

(o) The Group or any related subordinate group has not engaged in anything that might compromise or impair the rights thereof under any notice of any tenant that has expired or will expire before the transaction is completed, or, in particular, engaged in anything that might, either in an express or implied way, constitute a new lease.

22. All the warranties and statements set forth hereinbefore will be deemed as the warranties and statements that are made once again on the existing facts immediately before the transaction is completed.

IN WITNESS THEREOF, the Buyers and the Seller have executed this Agreement as of the date stated in the first paragraph.

First Buyer: Premium Sino Finance Limited

/s/

(Name of Representative)

Name:

/s/

(Name of Witness)

Name:

Lam Ming Yung
Chief PRC Consultant
Corporate Finance
SIDLEY AUSTIN
Hong Kong SAR

Second Buyer: Wise Worldwide Limited

/s/

(Name of Representative)

Name:

/s/

(Name of Witness)

Name:

Lam Ming Yung
Chief PRC Consultant
Corporate Finance
SIDLEY AUSTIN
Hong Kong SAR

Seller:

/s/ Ernest Ka-Kui Cheung

(Name of Seller)

Name: Ernest Ka-Kui Cheung

/s/

(Name of Witness)

Name: